Corning Natural Gas Holding Corporation Announces End of “Go Shop” Period Under Merger Agreement

CORNING, N.Y., Feb. 26, 2021 (GLOBE NEWSWIRE) – Corning Natural Gas Holding Corporation (OTCPK: CNIG) (“Corning” or the “Company”), a holding company operating local natural gas and electricity utilities serving approximately 21,000 customers in two states, today announced the expiration of the 45-day “go shop” period pursuant to the terms of the previously announced definitive merger agreement under which an affiliate of Argo Infrastructure Partners, LP (“Argo”) agreed to acquire all of the outstanding shares of Corning common stock for $24.75 per share in cash (the “Merger Agreement”).

Pursuant to the terms of the Merger Agreement, beginning January 12, 2021, and ending at 12:01 a.m. New York city time on February 26, 2021, Corning and its authorized representatives, under the direction of Corning’s Board of Directors, were permitted to actively solicit, receive, evaluate and enter into negotiations with parties that offered alternative proposals to acquire Corning.

During the “go shop” period, representatives of Janney Montgomery Scott LLC (“Janney”), financial advisor to the Company’s board, began the go-shop process by contacting over 60 potential strategic and financial acquirers that Corning and Janney believed might be interested in a possible alternative transaction to the merger. Corning did not receive any superior proposals during the “go shop” period.

Starting at 12:01 a.m. New York city time on February 26, 2021, Corning became subject to customary “no shop” provisions contained in the Merger Agreement that limit its and its representatives’ ability to solicit alternative acquisition proposals from third parties or to provide confidential information to third parties, subject to customary “fiduciary out” provisions.

Corning and Argo expect to complete the transaction in the fourth quarter of 2021 or first quarter of 2022, subject to the satisfaction of customary closing conditions, including the approval of the New York Public Service Commission, the Pennsylvania Public Utility Commission and Corning’s shareholders, and the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

Janney is serving as exclusive financial advisor to the Company and provided a fairness opinion to the Company’s Board of Directors. Kohrman Jackson & Krantz LLP is serving as legal counsel to the Company in connection with the pending transaction.

About Corning Natural Gas Holding Corporation

Corning Natural Gas Holding Corporation provides natural gas and electric service to customers in New York and Pennsylvania through its operating subsidiaries Corning Natural Gas, Pike County Light & Power, and Leatherstocking Gas Company.

About Argo Infrastructure Partners, LP

Argo is an independent infrastructure investment firm with a focus on utilities and other long duration infrastructure assets. Argo currently manages in excess of $3.7 billion in equity capital deployed in 11 infrastructure assets and businesses in North America.

From time-to-time, Corning Natural Gas Holding Corporation may produce forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, Corning Natural Gas Holding Corporation notes that a variety of factors could cause actual results and experiences to differ materially from anticipated results or other expectations expressed in any forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements.

Additional Information and Where to Find it:

This communication may be deemed to be solicitation material in respect of the merger of the Company and a subsidiary of Argo. In connection with the merger, the Company intends to file relevant materials with the SEC, including a proxy statement in preliminary and definitive form that will contain important information about the proposed transaction and related matters, and deliver a copy of the proxy statement to its shareholders.  Investors are urged to read the definitive proxy statement and other relevant documents carefully and in their entirety when they become available because they will contain important information about the merger and related matters.  Investors may obtain a free copy of these materials when they are available and other documents filed by the Company  at the SEC’s website,  www.sec.gov, at the Company’s website, https://www.corninggas.com/corporate-and-investor-information/, or by writing to the Company’s corporate secretary at Corning Natural Gas Holding Corporation., 330 W. William St., Corning, NY 14830, or by calling the Company’s corporate secretary at (607) 936-3755.

Security holders also may read and copy any reports, statements and other information filed by the Company at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in The Solicitation

The Company and its directors, executive officers, and other persons may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding the Company’s directors and executive officers is available in the Company’s proxy statement filed with the SEC on March 12, 2020 in connection with its 2020 annual meeting of shareholders. Other information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Contact:
Julie Lewis / 607-936-3755